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                                                                  Exhibit 15.(a)

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


                    Re: North Atlantic Trading Company, Inc.
                        Registration on Form S- 4


We are aware that our report dated August 27, 1997, on our review of interim consolidated financial information of North Atlantic Trading Company, Inc. and Subsidiaries for the period ended June 30, 1997 is included in this amendment to the registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.
Louisville, Kentucky
September 16, 1997